EXHIBIT 10.1

Iaso BioMed, Inc. Consulting Agreement

This Consulting Agreement (“Agreement”) is made as of the 17 day of September 2019 between IASO BioMed, Inc. (the “Company”) having an address at 7315 East Peakview Avenue, Centennial, CO 80111, United States and Doug Morris having and address at _____________________________________.

1.	Services. Consultant will provide general business consulting activities under the direction of and reporting directly to Richard Schell, CEO.

2.	Term. The term of this Agreement (“Term”) is for twelve (12) calendar months, provided, however, that the Term may be extended by mutual written agreement. Termination of this Agreement may be competed with thirty (30) written notification by either party for any reason.

3.	Consulting Fees and Payments. In full payment of services to be provided, Consultant will receive warrants to purchase one million (1,000,000) shares of the Company’s common stock. The exercise price of the warrants shall be $0.01, and the exercise period shall be ten (10) years from the date of the warrant grant. The Shares underlying the stock purchase warrants issued will be “Restricted” shares as defined in the applicable Securities Act(s). However, in the event Client files on any registration form with the Securities Exchange Commission, the shares underlying the warrants issued to Consultant will have immediate piggy-back registration rights within such registration form. The warrants will vest as follows:

3.1	500,000 warrants immediately upon execution of this Consulting Agreement;

3.2	500,000 warrants upon submission of an IND to the Food and Drug Administration.

4.	Independent Contractor Status. The Services performed by Consultant are performed as an independent contractor and not as an employee of Company, and Consultant hereby acknowledges and agrees that the Consultant is engaged in an independent trade, occupation, profession, or business.

4.1	Company shall make all payments required under this Agreement to Consultant’s business name, and Consultant agrees to provide Company with a completed Form W-9.

4.2	Consultant and Consultant’s employees are not entitled to workers’ compensation benefits or unemployment compensation benefits unless such benefits are provided by Consultant.

4.3	Consultant is obligated to pay all federal and state income and all other taxes, including but not limited to FICA and Medicaid, on any moneys paid pursuant to this Agreement.

5.	Confidential Information. “Confidential Information” means any information, formula, pattern, device, design, program, database or compilation that is owned by the Company or is used in, or otherwise pertains to, the Company’s business, regardless of whether is stored or communicated orally, in writing or electronically; provided, however, that Confidential Information does not include any information that: is in the public domain, or enters the public domain, free of any fault on the part of the Consultant; is lawfully obtained from a source other than the Company, free of any obligation to keep it confidential; is previously known to the Consultant free of any obligation to keep it confidential; or is independently developed by the Consultant without committing any unlawful or wrongful act.

5.1	Unless Consultant obtains the written approval of an authorized officer of the Company, Consultant will not:

a.	disclose any Confidential Information to any person who is not an authorized employee or agent of the Company, by any method or means, whether orally, in writing, telephonically, electronically or otherwise; or

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b.	use any Confidential Information for Consultant’s personal benefit or for the benefit of any person other than the Company.

5.2	Immediately upon the termination of Consultant’s engagement by the Company, regardless of the reason for such termination, Consultant will return all Confidential Information to the Company or certify that it has been permanently destroyed; provided, however, that Consultant may retain copies of Confidential Information for the purpose of keeping a record of Confidential Information that came into its possession.

5.3	The provisions of this Section 5 will survive the termination of this Agreement and will continue with respect to any Confidential Information for so long as it meets the definition of Confidential Information.

6.	Indemnification. Each Party agrees to defend, indemnify and hold the other and its officers, directors, agents, affiliates, distributors, franchisees and employees harmless against any loss, damage, expense, or cost, including reasonable attorney’s fees (including allocated costs for in-house legal services) (“Liabilities”) arising out of any claim, demand, proceeding, or lawsuit by a third party relating to this Agreement. Each Party will defend, indemnify, save and hold harmless the other Party and its officers, directors, agents, affiliates, distributors, franchisees and employees from any and all Liabilities arising out of any claim, demand, proceeding or lawsuit by a third party resulting from the indemnifying Party’s breach of any duty, representation, or warranty of this Agreement, except where Liabilities result from the gross negligence or knowing and willful misconduct of the Party to be indemnified.

7.	Proprietary Rights. Consultant expressly acknowledges that all work performed hereunder, either by its employees, contractors or subcontractors, shall constitute work for hire. All work performed hereunder and any copyrightable, patentable or trade secret aspects of the Services, are hereby transferred to Company, are owned automatically upon their creation, exclusively by Company, and Consultant hereby expressly disclaims any interest in any of them. Consultant represents that all employees, including any contractors or subcontractors, shall have assigned all of their work product in the Services to Consultant or Company upon prior to delivery to Company.

8.	Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

9.	In Witness Whereof, the Company and Consultant have executed this Agreement as of the date first written above.

Consultant:	Company:

Doug Morris	Iaso Biomed, Inc.

/S/ DOUG MORRIS	/S/ RICHARD SCHELL

Richard Schell, CEO

Date signed: 9-13-2019	Date signed: 9-17-2019

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